Exhibit 99.1

     Callaway Golf Company Releases Preliminary Third Quarter 2006 Results

    CARLSBAD, Calif.--(BUSINESS WIRE)--Oct. 16, 2006--Callaway Golf Company (NYSE:ELY) today announced preliminary results for the third quarter ended September 30, 2006. Based on current information, net sales are expected to range from $193 million to $195 million, with a corresponding loss per diluted share ranging from $0.17 to $0.19. This estimated loss includes after-tax charges of $0.03 for employee equity-based compensation associated with FAS 123R. It also includes after-tax charges of $0.01 per diluted share associated with the Top-Flite integration and $0.01 per diluted share for the restructuring initiatives announced in September 2005. Excluding these charges, the pro forma loss per diluted share is expected to range from $0.12 to $0.14.

    For the third quarter of 2005, the Company reported net sales of $221 million, a fully diluted loss per share of $0.07 and pro forma fully diluted earnings per share of $0.01, which excludes after-tax charges of $0.02 for the Top-Flite integration and $0.06 related to the restructuring initiatives.

    Business Update

    "Sales of the Company's core brands, Callaway and Odyssey, have gained market share and top-line momentum in 2006," commented George Fellows, President and CEO of Callaway Golf. "Over the first nine months of this year, sales of these products have increased 7% adding to the double digit growth experienced in 2005. Sales of the Top-Flite and Hogan products, however, have not performed to expectations and have offset the gains in our core brands. As discussed last quarter, we are in the process of restoring these brands, targeting a formal re-launch of Top-Flite in 2007."

    "In terms of profitability," Fellows continued, "the two-staged approach we announced a year ago is well underway. The first stage, which targeted a gross reduction of operating expenses of $50 to $60 million in the first year, or $25 to $30 million net of reinvestment, has been more successful than initially expected. In fact, over the last twelve months we have realized approximately $44 million in savings net of reinvestment. The second stage will target gross margins, which have been at unacceptable levels in recent years. This margin performance was further impacted this year by some additional factors related to the Top-Flite business, including an inventory reduction initiative of older Top-Flite products in preparation for the re-launch of the Top-Flite brand. We recognize the importance of improving gross margins as it relates to our overall profitability, and have already begun implementing initiatives which are expected to significantly improve gross margins in 2007 and beyond, as we will discuss in greater detail on our upcoming conference call."

    Details of Third Quarter Results

    Sales

    The estimated reduction in sales for the third quarter is attributable to several factors including:

    -- The planned timing of new product launches adversely affected third quarter 2006 sales by approximately $30 million as compared to the third quarter of 2005. More specifically, the third quarter of 2005 included the introductions of the FT-3 driver, Fusion fairway woods, X-18 driver in Japan, and HX-56 golf ball. This compares to no major introductions in the third quarter of 2006.

    -- The June 2006 free-product-offer was more successful than originally anticipated. This resulted in higher market share along with an increased level of retailer product compensation, which in turn, impacted wholesale re-orders during the third quarter.

    -- Lower in-store traffic at key golf retailers during the June through September season. This resulted in lower retail sales and a related decrease in wholesale re-orders for the Company. The decline is consistent with recent national retail trends.

    Gross Margins

    The Company also estimated that its gross margins as a percentage of net sales would be approximately 35% for the third quarter. Excluding charges related to equity-based compensation, the Top-Flite integration and the September 29, 2005 restructuring initiatives, it is estimated that pro forma gross margins would be approximately 36%. In the third quarter of 2005, the Company's gross margins were 40% and excluding integration and restructuring charges were 41%.

    The third quarter decline in pro forma gross margins is primarily attributable to the following:

    -- Approximately -3 to -4 margin points due to a lower mix of higher margin woods products sold during the quarter compared to last year related to new product launches.

    -- Approximately -1 to -2 margin points due to a lower margin associated with this year's BB-06 iron model compared to last year's higher margin iron models which included X-18 and X-Tour models.

    -- Approximately -2 to -3 margin points due to initiatives to clear Top-Flite golf ball inventory as well as higher golf ball costs associated with increased raw material and energy costs. As previously noted, the timing of these cost increases precluded any pricing actions during 2006, but will be included in 2007 product pricing.

    -- Approximately +1 to +3 margin points due to higher volumes and margins of Odyssey putters, X-Tour wedges, and Callaway Golf accessories.

    Operating Expenses

    The Company estimates that its operating expenses for the quarter will be approximately $85 million. Excluding charges related to equity-based compensation, the Top-Flite integration and the September 29, 2005 restructuring initiatives, pro forma operating expenses are estimated to be approximately $81 million, a reduction of approximately $10 million when compared to last year's third quarter. The reduction is primarily due to the restructuring initiatives that were announced on September 29, 2005.

    Business Outlook

    The Company estimates its full year 2006 pro forma earnings will be over 20% higher than pro forma earnings in 2005. Pro forma earnings exclude non-cash charges related to employee equity-based compensation, as well as charges related to the Top-Flite integration and the September 2005 restructuring initiatives. It would also exclude any charges incurred related to the implementation of the gross margin initiatives.

    Conference Call

    The Company will release actual third quarter financial results on November 1, 2006. A conference call and webcast will also take place at that time.

    Disclaimer: Investors should be aware that the Company has not yet finalized its results for the third quarter and that the Company's "preliminary" estimates of net sales, gross margins, operating expenses and earnings for the third quarter reflect management's estimates based upon the information available at the time made. These estimates could differ materially from the Company's actual results if the information on which the estimates were based ultimately proves to be incorrect or incomplete. In addition, statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to estimated earnings growth for 2006, anticipated improvement in gross margins in 2007 and the 2007 re-launch of the Top-Flite brand, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These estimates and statements are based upon current information and expectations. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties, including but not limited to, delays, difficulties or increased costs associated with the implementation of the Company's planned gross margin initiatives, delays or difficulties related to the re-launch of the Top-Flite brand, market acceptance of current and future products, adverse market and economic conditions, adverse weather conditions and seasonality, any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand for the Company's products, a decrease in participation levels in golf and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company's products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements and the Company's business, see Part I, Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2005, as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-K, 10-Q and 8-K subsequently filed from time to time with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    Regulation G: The preliminary financial results reported in this press release have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). In addition to the GAAP results, the Company has also provided additional information concerning its preliminary results, which includes certain financial measures not prepared in accordance with GAAP. The non-GAAP financial measures included in this press release exclude charges associated with employee equity based compensation and charges related to the integration of the Callaway Golf Company and Top-Flite Golf Company operations as well as the September 2005 restructuring initiatives. These non-GAAP financial measures should not be considered a substitute for any measure derived in accordance with GAAP. These non-GAAP financial measures may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management believes that the presentation of such non-GAAP financial measures, when considered in conjunction with the most directly comparable GAAP financial measures, provides additional useful information concerning the Company's operations without these charges. The Company has provided reconciling information in the text of this press release.

    Through an unwavering commitment to innovation, Callaway Golf Company creates products and services designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf(R), Top-Flite(R), Odyssey(R) and Ben Hogan(R) brands. For more information visit www.callawaygolf.com.

    CONTACT: Callaway Golf Company
             Brad Holiday/Patrick Burke/Larry Dorman, 760-931-1771